Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Unistone Acquisition Corporation

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-1 of our report dated June 22, 2004, on the financial statements of China Unistone Acquisition Corporation as of June 22, 2004 and for the period from May 7, 2004 (date of inception) to June 22, 2004, which appears in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.

/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

July 23, 2004